Exhibit 99.1

Full House Resorts Announces Promotion of Lewis Fanger to President

LAS VEGAS – July 15, 2025 – Full House Resorts, Inc. (Nasdaq: FLL) today announced that it has promoted Lewis Fanger to President, Chief Financial Officer, and Treasurer, effective July 11, 2025. The title of President was previously held by Daniel Lee, the Company’s Chief Executive Officer. As previously disclosed, Mr. Lee extended his employment agreement as the Company’s Chief Executive Officer in June 2025.

“Since our arrival approximately ten years ago,” commented Mr. Lee, “Full House Resorts has undergone a significant transformation, from a small regional casino operator to one of the fastest-growing companies in our industry. Lewis’s financial leadership has helped enable that growth, allowing us to improve our existing assets and expand the Company through new developments such as American Place and Chamonix. Lewis has been an invaluable part of our team over the past decade, and his promotion to President will help ensure a continuity of leadership.”

Forward-looking Statements

This press release may contains statements by us and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include American Place in Waukegan, Illinois; Silver Slipper Casino and Hotel in Hancock County, Mississippi; Chamonix Casino Hotel and Bronco Billy’s Casino, both in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, President and Chief Financial Officer

Full House Resorts, Inc.

(702) 221-7800